Exhibit 2.4

LIMITED PARTNERSHIP AGREEMENT

OF

MXL REALTY, LP

A Pennsylvania Limited Partnership

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6.8	Covenant Not to Compete	20
ARTICLE 7 - ACCOUNTING		20
7.1	Books and Records	20
7.2	Fiscal Year	21
7.3	Tax and Financial Reports	21
7.4	Partnership’s Accountant	21
7.5	Tax Matters Partner	21
7.6	Federal Income Tax Elections	22
ARTICLE 8 - TERM AND DISSOLUTION		22
8.1	Term	22
8.2	Events Causing Termination	22
8.3	Actions, Death, etc., of Limited Partners	22
8.4	Distribution in Case of Termination	23
8.5	Rights of Partners on Liquidation	23
ARTICLE 9 - TRANSFER OF PARTNERSHIP INTERESTS		23
9.1	Transfer of Interests Generally	23
9.2	Permissible Transfers	25
9.3	Acquisition of an Interest Conveyed to Another Without Authority	26
9.4	Indemnity	26
9.5	Right of First Refusal	27
9.6	Required Transfers	28
9.7	Restrictions	29
ARTICLE 10 - TAG ALONG RIGHTS		29
10.1	Notice	29
10.2	Acceptance	30
10.3	Closing	30
10.4	Holding Period	30
10.5	Records	30
10.6	Limitations	31
ARTICLE 11 - REGISTRATION RIGHTS		31
11.1	Notice	31
11.2	Underwritten Offering	31
11.3	Termination	32
11.4	Expenses	32
11.5	Registration	32
11.6	Condition Precedent	33
11.7	Violations	33
ARTICLE 12 - REMOVAL, RESIGNATION OF GENERAL PARTNER, SUCCESSOR GENERAL PARTNER		35
12.1	Involuntary Removal of a General Partner	35
12.2	Resignation of a General Partner	36
12.3	Sole Remaining General Partner	36
12.4	Status of Former General Partner	36
ARTICLE 13 - GENERAL PROVISIONS		36
13.1	Power of Attorney	36
13.2	Binding Effect and Benefit of This Agreement	37

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13.3	Certificates, etc	37
13.4	Notices, etc	37
13.5	Integration; Termination	37
13.6	Interpretation	37
13.7	Counterparts	38
13.8	Severability of Provisions	38
13.9	Calculations and Computations	38
13.10	Matters Relating to Disputes	38

-iii-

LIMITED PARTNERSHIP AGREEMENT

OF

MXL REALTY, LP

THIS LIMITED PARTNERSHIP AGREEMENT is made as of June 16, 2008, by and between MXL GP, LLC, a Pennsylvania limited liability company, as the general partner and the undersigned Limited Partners.  The General Partner and each Limited Partner are sometimes referred to hereinafter individually as a “Partner” and collectively as the “Partners.”

Background

The Partners have created a limited partnership under the Act, with the intent of purchasing the “Rohrerstown Road Real Estate”, as hereinafter defined.  The Partnership will own, operate, lease, and otherwise deal with the Rohrerstown Road Real Estate.

This Agreement provides for, among other matters, the management of the business of the Partnership, the allocation of profits and losses and the distribution of cash among the Partners, the entry of new Partners into the Partnership, the exit of Partners from the Partnership, the respective rights, obligations, duties and interests of the Partners relative to each other and to the Partnership, and sets forth their mutual understandings, rights and obligations regarding the foregoing and the other matters contained herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1DEFINITIONS

1.1           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below, except as otherwise specified or as the context may otherwise require:

“Act” shall mean the Pennsylvania Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” shall mean with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:  (i) credit to such Capital Account any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act and shall also include the heirs and legal representatives of any non-corporate Party.

“Agreement” shall mean this Limited Partnership Agreement of the Partnership, as amended from time to time.

“Bank Agreement” shall mean the Credit Agreements dated June 19, 2008 by and between the Buyer Entities and Union National Community Bank, as amended from time to time.

“Bankruptcy” shall mean (i) the entry of an order for relief by a court having jurisdiction in respect of a Person in an involuntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of a Person or for any substantial part of such Person’s property or the entry of an order for the winding up or liquidation of its affairs, which decree or order remains unstayed and in effect for a period of ninety (90) consecutive days, (ii) the commencement by a Person of a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of a Person or for any substantial part of its property, or any general assignment by a Person for the benefit of creditors, or (iii) the attachment by a creditor of a Person’s interest in the Partnership, which attachment is not discharged or vacated within ninety (90) days from the date it becomes effective.

“Business Day” shall mean a day on which national banks operating in Pennsylvania and the primary depository bank for the Partnership are open for business.

“Buyer Entities” shall mean the Partnership, MXL Leasing and MXL Operations.

“Capital Account(s)” shall mean the individual account(s) maintained by the Partnership with respect to each Partner as provided in Section 3.3 of this Agreement.

“Capital Contribution(s)” shall mean the amount of cash or the agreed value of the property or services (as determined by the Partners and the Partnership) contributed by each Partner to the Partnership as provided in Article 3 of this Agreement.

“Certificate” means the Certificate of Limited Partnership filed with the Pennsylvania Department of State dated April 14, 2008, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.  All references to the Code or any regulations adopted thereunder, including Treasury Regulations or Temporary Treasury Regulations, are references to the Code or such regulations as they are in effect on the date as to which reference is made to them.

“Depreciation” shall mean for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Employee Partners” shall mean James A. Eberle, Matthew B. Bess, Lawrence R. Swonger, Manuel Rodriguez, Sean R. Bitts, Jude D. Krady and any other person admitted as an Employee Partner of the Partnership in accordance with this Agreement.

“Equity Interests” shall mean the ownership interest of Partner A in the Partnership, MXL Leasing and MXL Operations.

“Exchange Act” shall mean the Securities Exchange Act of 1934; as amended and all rules and regulations promulgated thereunder.

“Fair Market Value” shall, solely for purposes of Article 9, mean, as of any date of determination, with respect to any Partnership Interest, the Partner’s Percentage Interest multiplied by the net book value of the Partnership as shown on the balance sheet of the Partnership for the most recently completed fiscal year of the Partnership as determined by the Partnership’s regularly-employed independent certified public accountants, adjusted to reflect all profits, losses, results of operation, contributions and other adjustments required by generally accepted accounting principles since the end of such fiscal year to the date of valuation; provided, however, that the fair market value of any real estate owned by the Partnership shall be substituted for the book value of the real estate.  In determining the fair market value of real estate, the Partnership accountants shall use either the Partnership’s lender’s appraiser or shall select a qualified appraiser, which appraiser may be a qualified appraiser who is part of or affiliated with the Partnership’s independent accounting firm so long as the Partnership’s accountant reasonably believes such appraiser can perform his appraisal without bias for or against any involved Person.  If the Partnership has an appraisal (including for banking purposes) not more than eighteen (18) months old, such appraisal may be used in the accountant’s discretion.  The fees and expenses incurred in connection with the appraiser’s determination of fair market value of the real estate shall be paid by the Partnership.

“General Partner” shall mean MXL GP, LLC, a Pennsylvania limited liability company, and any other person or entity admitted to the Partnership as a general partner in accordance with this Agreement.

“Gross Asset Value,” with respect to any asset, shall mean the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(b)           The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times:

(i)           the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;

(ii)           the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property other than money, as consideration for an interest in the Partnership;

(iii)          the liquidation of the Partnership for federal income tax purposes within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iv)          the grant of an interest in the Partnership (other than a de minimus interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in such Partner’s capacity as a Partner, or by a new Partner acting in a capacity as a Partner or in anticipation of becoming a Partner; and

(v)            any other time, when, and in a manner that, (A) maintains equality between the governing Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, (B) is consistent with the underlying economic arrangement of the Partners, and (C) is based, wherever practicable, on federal tax accounting principles.

(c)           The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution;

(d)           The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 4.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the General Partner determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)           If the Gross Asset Value of an asset has been determined pursuant to subparagraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Holding Period” shall mean the period commencing on the date of this Agreement and ending on the date upon which Partner A no longer has beneficial ownership of any of the Partnership Interests or equity securities into which the Partnership Interests have been converted.

“Indebtedness” shall mean obligations for borrowed money.

“Initial Limited Partner” or “Initial Limited Partners” shall mean James A. Eberle, Matthew B. Bess, Lawrence R. Swonger, Manuel Rodriguez, Sean R. Bitts, Jude D. Krady, Finley Holdings, LLC and MXL Industries, Inc.

“Limited Partner” shall mean one of the Initial Limited Partners, or any other person admitted as a limited partner of the Partnership in accordance with this Agreement.  The term “Limited Partners” shall mean all the Initial Limited Partners who continue to remain as Limited Partners and all other persons hereafter admitted to the Partnership as Limited Partners who remain as such.

“Majority-in-Interest” shall mean the Partners whose aggregate Percentage Interests exceed fifty percent (50%) of the Percentage Interests of the Partners in the Partnership.

“MXL Leasing” shall mean MXL Leasing, LP, a Pennsylvania limited partnership, and its successors

“MXL Operations” shall mean MXL Operations, Inc., a Pennsylvania corporation, and its successors.

“Nonrecourse Deductions” are deductions having the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

“Other Partners” shall mean those Partners other than Partner A.

“Partner A” shall mean MXL Industries, Inc., a Delaware corporation.

“Partner Nonrecourse Debt” has the same meaning set forth in Sections 1.704-2(b) (4) and 1.704-2(i) of the Treasury Regulations.

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Treasury Regulation Section 1.704-2(i) and shall be determined in accordance with the principles of such Section of the Treasury Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-(2)(i)(2) of the Treasury Regulations.

“Partnership” shall mean MXL Realty, LP, a Pennsylvania limited partnership.

“Partnership Interest” means an interest, limited or general, in the Partnership determined in a manner consistent with Treasury Regulations §1.704-1(b)(3), as amended or any successor thereto.  The Partnership Interests of the Partners will be set forth on a Schedule hereto, as amended from time to time.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” of each Partner shall be as set forth on a Schedule attached hereto.  The Percentage Interest of the Partners shall be, if different from the foregoing, as set forth on the books and records of the Partnership from time to time with respect to each Partner.

“Person” shall mean any individual, partnership, corporation, trust, limited liability partnership, or other entity.

“Profits and Losses” shall mean for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to the foregoing shall be added to such taxable income or loss;

(b)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses pursuant to the foregoing shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(d)           Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation under this Agreement; and

(f)           Notwithstanding the above, any items which are specially allocated pursuant to Sections 4.3 or 4.4 hereof shall not be taken into account in computing Profits and Losses.

“Put and Call Agreement” shall mean the Put and Call Agreement dated of even date herewith by and between Partner A, the Partnership, MXL Leasing and MXL Operations.

“Rohrerstown Road Real Estate” shall mean the real estate and improvements thereon at 1764 Rohrerstown Road, Lancaster, PA 17601.

“SEC” means the US Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933; as amended and all rules and regulations promulgated thereunder.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to a sale of Partnership Interests.

“Super-Majority” or “Super-Majority of the Partners” shall mean the Partners whose aggregate Percentage Interests exceed sixty-five percent (65%) of the Percentage Interests of the Partners in the Partnership.

ARTICLE 2

FORMATION AND PURPOSE

2.1           Formation.  The parties hereto hereby approve and ratify the Certificate.  Whenever it shall become necessary or appropriate to amend or restate the Certificate, the General Partner shall timely file an amended and/or restated Certificate, and the General Partner shall do and continue to do all other things as may be required or advisable to maintain the Partnership as a limited partnership existing pursuant to Pennsylvania law and as provided herein.

2.2           Name.  The name of the Partnership shall be “MXL Realty, LP.”  The Partnership may do business under such other names as may be chosen from time to time by the General Partner.

2.3           Principal Place of Business. The Partnership’s registered office is at 1764 Rohrerstown Road, Lancaster, PA 17601.  The Partnership may maintain such other offices as the General Partner shall determine.

2.4           Purposes.  The purposes of the Partnership shall be, subject to the restriction herein, (a) to acquire, own, operate, manage, lease, sell, mortgage, securitize, syndicate, and generally deal in any and all ways with such investments in real and personal property of any and all types as the General Partner may from time to time determine, including the Rohrerstown Road Real Estate, (b) to engage in any and all other lawful business as the General Partner may from time to time determine is advisable, and (c) to make, enter into and perform any contracts and other undertakings, and to engage in any activities and transactions as may be ancillary to or necessary or advisable to carry out the foregoing purposes.

2.5           Other Qualifications.  The Partnership shall exist under the laws of the Commonwealth of Pennsylvania and, to the extent that the business of the Partnership is conducted in any jurisdiction other than the Commonwealth of Pennsylvania, under the laws of such other jurisdiction to the extent necessary or desirable to do business in such jurisdiction, as determined by the General Partner.

ARTICLE 3

CAPITAL CONTRIBUTIONS

3.1           Capital Contribution of the General Partner.  The General Partner shall contribute cash and/or other assets to the Partnership.

3.2           Capital Contributions of Limited Partners.  Each Limited Partner shall contribute cash and/or other assets to the Partnership.

3.3           Capital Accounts.  For tax purposes, a separate Capital Account shall be established and maintained for each Partner in accordance with Code Section 704 and Treasury Regulation Section 1.704-1(b) and the following provisions:

(a)           Generally, the Capital Account of a Partner shall consist of the Partner’s initial Capital Contribution increased by:  (i) any additional Capital Contributions in cash, (ii) the fair market value of any Capital Contribution of property in kind (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to, under Section 752 of the Code), and (iii) such Partner’s share of Partnership profits (or items thereof allocated pursuant to Article 4), including income and gain exempt from tax, and decreased by (iv) distributions in cash to such Partner, (v) the fair market value of property distributed in kind to such Partner (net of liabilities securing such distributed property that such Partner is considered to assume or take subject to, under Section 752 of the Code), (vi) such Partner’s share of Partnership losses allocated pursuant to Article 4, and (vii) such Partner’s share of expenditures of the Partnership described or treated as described in Section 705(a)(2)(B) of the Code.

(b)           If any interest in the Partnership, or a portion thereof, is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(c)           The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.  If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Articles 4 and 8 hereof.  The General Partner also may make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

3.4           No Return of or Interest on Capital; No Partition.  Except as specifically provided in this Agreement, no Partner may withdraw any amount from his Capital Account or be paid interest on his Capital Contributions or his Capital Account.  No General Partner shall have any personal liability for the repayment of any Capital Contributions of any Limited Partner.  Each Partner waives his right to partition Partnership property.  The foregoing shall not constitute a waiver of any Partner’s rights upon dissolution of the Partnership.

3.5           Additional Capital Contributions and Personal Guaranties.  No Partner shall be required to make any additional Capital Contributions to the Partnership, except as provided herein or provided by applicable law.

3.6           Partnership Interests.  The interests of the Partners in the Partnership shall be personal property for all purposes.

ARTICLE 4

DISTRIBUTIONS TO PARTNERS AND ALLOCATIONS
OF PROFITS AND LOSSES

4.1           Profits and Losses.  After giving effect to the special allocations set forth in Sections 4.3 and 4.4 hereof, Profits and Losses for any fiscal year shall be allocated to the  Capital Accounts of the Partners in accordance with the Partners’ respective Percentage Interests.  Notwithstanding the previous sentence, no such Losses shall be allocated to a Partner which would cause such Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year.  Any Losses not allocated to a Partner due to the foregoing limitation shall be specially allocated to the Limited Partners with positive Capital Account balances in proportion to such Capital Account balances until all such Capital Account balances have been reduced to zero and any remaining Losses shall be allocated to the General Partner.

4.2           Distributions.

(a)           Net Cash Flow Defined.  To the extent permissible under any mortgage, loan or similar agreements to which the Partnership is a party, the gross cash proceeds received by the Partnership from any and all sources, including any and all proceeds from the sale, other disposition, financing or refinancing of any asset of the Partnership, and the reduction in any and all reserves and escrows previously established, shall be used:

(i)           first, to pay all Partnership operating expenses (which such operating expenses shall include compensation for services rendered to the Partnership by one or more of the Partners or Affiliates of Partners, as determined from time to time upon written approval of the General Partner), debt (including pursuant to loans payable to a Partner or an Affiliate of a Partner), lease payments, capital improvements and replacements, then due and owing;

(ii)          second, to establish, fund and increase reasonable reserves and escrow accounts as determined by the General Partner, from time to time, to be reasonably appropriate to provide for the payment of Partnership expenses, debt payments, lease payments, capital improvements and replacements, contingencies and all other purposes, all such determinations by the General Partner to be made in the General Partner’s sole discretion; and

(iii)         finally, the balance (the “Net Cash Flow”) shall be distributed to the Partners in accordance with this Agreement.

(b)           Tax Minimum Distributions.  The Partnership shall distribute to each Partner an amount of Net Cash Flow equal to the excess, if any, of: (i) the marginal federal, state and local income tax rate of the Partner with the highest marginal federal, state and local income tax rate (for avoidance of doubt, any Partner that is a corporation will likely have a different tax rate than any Partner who is an individual or a pass-through entity) multiplied by the aggregate amount of taxable income allocated to such Partner for such fiscal year and all prior fiscal years (except that there shall be no distribution under this Section 4.2(b) to the extent that taxable income allocated to any Partner is attributable to a reversal of a prior fiscal year’s taxable losses allocated to such Partner), minus (ii) the aggregate distributions previously made to such Partner for such fiscal year and all prior fiscal years pursuant to this Section 4.2(b) and Section 4.2(c).

(c)           Discretionary Distributions.  At such times during any fiscal year as the General Partner determines, in the General Partner’s sole discretion, if all distributions pursuant to Section 4.2(b) have been made in full, the Partnership may, if the General Partner determines to do so in the General Partner’s sole discretion, make distributions up to the amount of the undistributed Net Cash Flow to all of the Partners.  Except as otherwise provided in this Agreement, including Section 8.4, the Net Cash Flow of the Partnership shall be distributed in the following amounts and in the following priorities:

(i)           first, to each of the Partners in the amount of and in proportion to the excess, if any, of: (A) the aggregate Profits allocated to such Partner for the current and all prior fiscal years; minus (B) the aggregate Net Cash Flow previously distributed to such Partner pursuant to this Section 4.2(c)(i) for all prior fiscal years; and

(ii)          finally, to each of the Partners in proportion to their relative Percentage Interests.

4.3           Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Article 4, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1.704-2(f).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations.  This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(b)           Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Article 4 except Section 4.3(a), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations.  This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Partner who is not obligated (or treated as obligated) to restore a deficit balance in its Capital Account unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(c) were not in the Agreement.

(d)           Gross Income Allocation.  In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the sum of (i) the amount such Partner is obligated to restore and (ii) the amount such Partner is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if Section 4.3(c) hereof and this Section 4.3(d) were not in the Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year or other period shall be allocated among the Partners in proportion to their respective Percentage Interests.

(f)            Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

(g)           Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

4.4           Curative Allocations.  The allocations set forth in the last two sentences of Section 4.1 hereof and in Section 4.3 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b).  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.4.  Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss and deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partners’ Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to the first sentence of Section 4.1 hereof.  In exercising its discretion under this Section 4.4, the General Partner shall take into account future Regulatory Allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(e) and 4.3(f).

4.5           Tax Allocations:  Code Section 704(c).

(a)           In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

(b)           In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c)           Any elections or other decisions relating to allocations pursuant to this Section 4.5 shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.

4.6           Miscellaneous.

(a)           For purposes of determining the Profits and Losses or any other items allocable to any period, Profits and Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations promulgated thereunder.

(b)           Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits and Losses, as the case may be, for the year.

(c)           The Partners are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Partnership income or loss for income tax purposes.

(d)           Solely for the purpose of determining each Partner’s share of excess nonrecourse liabilities pursuant to Treasury Regulation Section 1.752-3(a)(3), and solely for such purpose, each Partner’s interest in Partnership Profits and Losses is hereby specified to be such Partner’s Percentage Interest.

4.7           Establishment of Reserve.  The General Partner shall have the right and obligation to establish reasonable reserves based on generally accepted accounting principles for maintenance, improvements, acquisitions, capital expenditures and other contingencies, such reserves to be funded with such portion of the operating revenues of the Partnership for any fiscal year as the General Partner, in the General Partner’s sole discretion, may deem necessary or appropriate for that purpose.

4.8           Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article 4 for all purposes under this Agreement.  The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

ARTICLE 5

MANAGEMENT

5.1           Rights and Duties of Partners.  No Limited Partner shall take part in the control, direction or operation of the affairs of the Partnership other than to exercise the rights specifically provided in this Agreement, nor may any Limited Partner act for or bind the Partnership.  Subject to the terms and restrictions of this Agreement, at all times the sole control of the Partnership shall rest exclusively with the General Partner who shall have all of the rights and powers which may be possessed by general partners under the Act.  No prior consent or approval of a Limited Partner is required for any act or transaction to be taken by the General Partner unless otherwise specifically provided in this Agreement.

5.2           Fiduciary Duties of the General Partner.  The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control.

5.3           Power of the General Partner.  The General Partner shall have the complete and exclusive right, power and authority to manage and control all of the business, affairs, assets and properties of the Partnership and is authorized and empowered to carry out and implement all of the purposes of the Partnership subject to the terms of this Agreement and, in particular, subject to Sections 6.4 and 6.5 of this Agreement.  The General Partner shall be required to devote to the conduct of the business of the Partnership only such time and attention as it may from time to time deem necessary or desirable.  Without limiting the generality of the foregoing, all transactions between the Partnership and any one or both of the other Buying Entities shall be at arms-length and, in the reasonable view of the General Partner, upon terms and conditions no less favorable to the Partnership than could be obtained from an unaffiliated third party.

5.4           Exculpation.  No Partner as such or any officer, director, employee or agent of any Partner or the Partnership shall be liable to the Partnership or any other Partner for losses or liabilities arising from the conduct of the affairs of the Partnership or from the conduct of any employee or agent of the Partnership; provided, however, that such losses or liabilities do not arise from willful misconduct, recklessness, gross negligence or a material breach of this Agreement by such Partner; and further provided, that nothing contained herein shall be deemed to relieve the Partners of their obligation to act at all times in a fiduciary capacity on behalf of the Partnership and all of the Partners.

5.5           Partnership Indemnification of the General Partner.

(a)           The Partnership shall indemnify and hold harmless the General Partner and each of the General Partner’s members, managers, officers, directors, employees and agents, against all damages, losses, fines, costs and expenses (including attorneys’ fees and disbursements), resulting from or relating in any way to any claim or demand made or threatened, or any action, proceeding or investigation commenced or threatened, arising out of or in any way relating to any action taken or omitted to have been taken (or alleged to have been taken or omitted to have been taken) by such person in connection with the organization, business or other affairs of the Partnership (including any amounts paid or property transferred, and all costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any settlement of any such claim, action, proceeding, or investigation), except that such indemnification shall be made only if such action or omission of such person is not determined to constitute willful misconduct, recklessness, gross negligence or material breach of this Agreement, with respect to the matter or matters as to which indemnity is sought.

(b)           For the purposes of Section 5.5(a) hereof, the determination that the action or omission of any person constitutes willful misconduct, recklessness, gross negligence, or material breach of this Agreement, shall be made by a court of competent jurisdiction or other body before which the relevant action, proceeding or investigation is pending.  In the absence of a determination by such court or other body, such determination may be made by legal counsel to the Partnership in a written legal opinion to the Partnership.

5.6           Holding of Property.  Property owned by the Partnership shall be held in the name of the Partnership or in nominee name.

5.7           Right to Rely on General Partner.

(a)           Any person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any General Partner as to:

(i)           The identity of any General Partner or any Limited Partner;

(ii)           The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership;

(iii)           The persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(iv)           Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

(b)           The signature of any General Partner shall be necessary and sufficient to convey title to any real property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments or hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of any General Partner shall be sufficient to execute any “statement of partnership” or other documents necessary to effectuate this or any other provision of this Agreement.  All of the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.7(b).

5.8           Loans.  Subject to the restrictions contained in this Agreement, any person may, with the consent of the General Partner, lend or advance money to the Partnership.  If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership.  The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership’s cash and shall bear interest at such rate as the General Partner and the lending Partner shall agree but not in excess of the maximum rate permitted by law.  If any General Partner is the lending Partner, the rate of interest shall be determined by the General Partner taking into consideration, without limitation, prevailing interest rates and the interest rates the lender is required to pay in the event such lender itself borrowed funds to loan or advance to the Partnership, and the terms and conditions of such loan, including the rate of interest, shall be no less favorable to the Partnership than if the lender had been an independent third party.  None of the Partners shall be obligated to make any loan or advance to the Partnership.

5.9           General Partner Fee.  The General Partner may in its discretion charge a reasonable fee from time to time for services provided to the Partnership.  Such fee, if any, shall be consistent with general market conditions and the services provided, and may in the General Partner’s discretion from time to time be based on an hourly rate consistent with rates charged by the Partnership’s outside auditors or as is otherwise commercially reasonable.

ARTICLE 6

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

6.1           Liability of Partners.  Except in the case of a Limited Partner who is also a General Partner:

(a)           No Limited Partner shall have any personal liability with respect to the liabilities or obligations of the Partnership, except to the extent that he expressly and voluntarily assumes in writing any obligations of the Partnership; and

(b)           No Limited Partner shall be personally liable or obligated, except as otherwise required by law, either (i) to pay to the Partnership, any other Partner or any creditor of the Partnership any deficiency in his Capital Account, or (ii) to return to the Partnership or to pay any creditor or any other Partner the amount of any return of his Capital Contribution to him or other distribution made to him.

6.2           Voting Rights.  No Limited Partner shall have the right to vote on any Partnership matter, except as specifically provided in this Agreement.  Any action to be taken by the Limited Partners may be taken at a meeting held in accordance with Section 6.3 hereof or by consent in writing in accordance with this Section 6.2.  The General Partner shall notify in writing all Limited Partners of record of any matters to be voted upon or consented to and the date on which the votes or consents will be counted.  Each Limited Partner who is entitled to vote or consent shall vote or consent at a meeting held for such purpose as set forth in Section 6.3 or may vote in any case by proxy or by a signed written consent or a signed writing directing the manner in which it desires that its vote be cast, except that any Limited Partner which fails to respond to the notice of the General Partner within thirty (30) days after hand-delivery or the mailing thereof by certified or registered mail shall be deemed not to have consented to and approved any action proposed by the General Partner.

6.3           Partnership Meetings.

(a)           Meetings of the Partnership may be called by the General Partner from time to time as deemed appropriate by the General Partner on not less than five (5) days notice, which may be waived if a quorum is present.  Meetings may be called by two (2) or more Limited Partners or by Partner A upon no less than five (5) days but no more than twenty (20) days notice in writing to all other Partners.

(b)           At any Partnership meeting, each Partner shall have the number of votes that corresponds to its Percentage Interest in the Partnership.  Partners may participate in Partnership meetings by means of conference telephone calls in which all Partners participating in the meeting can hear each other.  Each Partner may vote in person or by telephone, or may authorize another Partner or Partners to act for it by proxy.  Proxies shall be valid only if in writing.

(c)           At any Partnership meeting, the presence in person or by telephone or proxy of the Partners holding a Majority-In-Interest shall constitute a quorum.  Except as otherwise provided herein, any matter presented for a vote shall not be deemed approved unless it receives an affirmative vote of the Partners holding a Majority-in-Interest.  The affirmative vote of a majority of Partners present in person or by telephone or proxy shall be insufficient to approve any matter unless such Partners hold a Majority-in-Interest.  A designee of the General Partner will chair all meetings of the Partnership.

6.4           Partner A Approval of Certain Matters.

(a)           For the duration of the Holding Period, Partner A shall have the right to designate one person (an “Advisory Manager”) who shall receive notice of, and be permitted to attend, the annual meeting and any other meeting of the Managers of the General Partner, and enter into all discussions undertaken at such meetings.  In addition, the Advisory Manager shall have the right to call meetings of the Managers of the General Partner and add agenda items to any such meeting of the Managers.  The Advisory Manager shall not have a vote on any matter before the Managers of the General Partner and shall not have any fiduciary duty to the Partnership or its partners.  The indemnification provisions contained in this Agreement and the protection afforded by any insurance provided for the benefit of the General Partner and its members and Managers shall apply to the Advisory Manager to the same extent as applicable to the General Partner and its members and Managers.

(b)           The Partnership shall not take, and the General Partner and Other Partners covenant and agree that they shall not undertake, any of the following actions without the approval of Partner A and as otherwise may be required by this Agreement:

(i)           Issuing, repurchasing, canceling or redeeming any security, including any Indebtedness (other than the Bank Agreement or any other bank agreements which in the aggregate do not exceed $500,000 and which do not contain covenants or other restrictions on Partner A exercising its “put” rights under the Put and Call Agreement which are more restrictive than those contained in the Bank Agreement), any Indebtedness convertible into equity, or any other form of equity in the Partnership other than options or other equity interests issued under a plan approved pursuant to subsection (ii) below or as permitted in Article 9.

(ii)          Adoption of any plan pursuant to which equity interests in the Partnership in an aggregate amount equal to more than 10% of the equity interests outstanding on the date hereof may be granted to directors, officers or employees of the Partnership.

(iii)         Any amendment to Articles 6, 9, 10, or 11 of this Agreement or any other amendment to the Partnership’s Certificate of Limited Partnership or this Agreement which would alter or affect the capital structure or permitted capital structure of the Partnership or could otherwise substantially adversely affect the rights of Partner A hereunder or the underlying value of its Partnership Interests.

(iv)         Executing or delivering any assignment for the benefit of creditors of the Partnership, except in the ordinary course of business, or the filing of any voluntary petition in bankruptcy or receivership with respect to the Partnership or taking actions to dissolve the Partnership.

(v)         Selling or otherwise disposing of any tangible or intangible assets, except in the ordinary course of business, having a value, individually or in the aggregate for any series of related transactions, in excess of $500,000 (provided that the sale of any real estate or equipment shall be considered in the ordinary course of business provided that such sale is not to a Partner or Affiliate and the net proceeds for such sale are used to purchase additional or replacement real estate or equipment to be utilized exclusively by MXL Operations or reduce indebtedness incurred to purchase such additional or replacement real estate or equipment).

(vi)        Any transaction with the Other Partners or any of their Affiliates having a value during any fiscal year which individually or in the aggregate exceeds $50,000 except for (A) compensation or other payments reasonably related to the performance of the Partnership and the Other Partner’s performance and, in any event, reasonably based upon compensation for similarly situated companies in industries reasonably related to the business of the Partnership, (B) as permitted under Section 5.9, or (C) other distributions to the Partners pursuant to the terms of this Agreement (provided that this Section 6.4(b)(vi) shall not apply to any transactions with MXL Operations and/or MXL Leasing).

(vii)       The purchase, lease or other acquisition of any tangible or intangible assets which will not be utilized exclusively by MXL Operations or the use of the present tangible and intangible assets of the Partnership by other than MXL Operations; provided that this restriction shall not apply to the lease of the Rohrerstown Road Real Estate to any third party after MXL Operations has made adequate arrangements for a facility or facilities to carry on its business in the ordinary course without interruption or other adverse effects other than on any Other Partner or any of their Affiliates.

6.5           Super-Majority Approval of Certain Matters.  Without limiting the restrictions contained in Section 6.4 the Partnership shall not take, and the General Partner covenants and agrees that it shall not undertake, any of the following actions without the approval of a Super-Majority of the Partners:

(a)           Sell or otherwise dispose of all or substantially all of the Partnership’s assets; or

(b)           Except as otherwise provided in this Agreement, admit or expel a Partner; provided that Partner A may not be expelled except for a material breach of this Agreement and then only after notice of such breach to Partner A and Partner A’s failure or refusal to cure such breach within ninety (90) days after such notice (or if such breach cannot be reasonably cured within such period, the commencement and continuation of all reasonable action intended to lead to the cure of such breach); or

(c)           Amend this Agreement in any material respect.

6.6           Voting on Amendments.

(a)           Amendments to this Agreement may be proposed by the General Partner or by one (1) Limited Partner.  Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment, providing that counsel for the Partnership shall have approved of the same in writing as to form, and the General Partner shall include in any such submission a recommendation as to the proposed amendment.  The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transaction any other business that it may deem appropriate.  Subject to Section 6.4(b), a proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of a Super-Majority.

(b)           Notwithstanding Section 6.6(a) hereof and subject to Section 6.4(b), this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partner’s interest or (ii) modify the limited liability of a Limited Partner.

6.7           Covenant Not to Withdraw.  Without limiting the rights of each Partner to sell its  Partnership Interest (which shall terminate such selling Partner’s rights and obligations hereunder and with respect to the Partnership) in any manner consistent with this Agreement, each Limited Partner hereby covenants and agrees not to withdraw from the Partnership prior to the dissolution of the Partnership without the consent of the remaining Partners.

6.8           Covenant Not to Compete.  For the duration of the Holding Period and for two (2) years thereafter, neither Partner A nor any of the Other Partners will engage, directly or indirectly, in the manufacture, sale or distribution of optical plastics molding or precision coating products which are competitive with the products of MXL Operations in any geographic area in which MXL Operations conducts its business.

ARTICLE 7

ACCOUNTING

7.1           Books and Records.  The General Partner shall keep, or cause to be kept, true, exact and complete books of account of the Partnership’s affairs, in which shall be entered fully and accurately each transaction of the Partnership and of each entity which it controls.  The books of account shall be kept on a basis as determined by the General Partner.  Such books of account, together with all correspondence, papers and other documents, shall be kept at the principal office of the Partnership and shall be, at all reasonable times, open to the examination of any of the Partners or their duly authorized representatives.  Except as otherwise provided herein, all financial books and records of the Partnership and of each entity which it controls shall be kept and all financial statement furnished to the Partners hereunder shall be prepared in accordance with generally accepted counting principles consistently applied as modified by tax basis accounting or such other basis as the General Partner may determine.

7.2           Fiscal Year.  To the extent necessary under the Code, the fiscal year and the taxable year of the Partnership shall end as of December 31 of each calendar year.

7.3           Tax and Financial Reports.

(a)            Not later than April 1 after the end of each fiscal year, if practicable, each Partner shall be provided with an information letter with respect to his distributive share of income, gain, deduction, losses and credits, as the case may be, for income tax reporting purposes for the previous fiscal year, together with any other information concerning the Partnership necessary for the preparation of a Partner’s income tax return, including Form K-1 for the Partnership.

(b)           The General Partner shall prepare or cause to be prepared all federal, state, and local tax returns of the Partnership for each year for which such returns are required to be filed.  The Tax Matters Partner designated in Section 7.5 shall promptly notify all other Partners of any Partnership audits by the Service or any state or local taxing authority.

(c)           The General Partner shall prepare or cause to be prepared all reports, audits, and statements required in connection with the indebtedness of the Partnership.

(d)           The General Partner shall cause to be distributed to the Partners, (A) not later than fifteen (15) business days after the end of the first three calendar quarters, an income statement for the prior calendar quarter and (B) not later than forty five (45) businessdays after the end of each calendar year, a balance sheet and income statement for the prior calendar year, all prepared in accordance with generally accepted accounting principles consistently applied.  Partner A, and its independent accountants shall have full access to the books and records of the Partnership in connection with, and as reasonably necessary for,  the preparation of Partner A’s quarterly and annual financial statements.

7.4           Partnership’s Accountant.  The Partnership’s accountant shall be such firm of independent certified public accountants as the General Partner may determine from time to time, and may be the General Partner’s or any Affiliate of the General Partner’s independent certified public accountants.

7.5           Tax Matters Partner.  To the extent necessary under the Code, the General Partner is hereby designated as the “Tax Matters Partner” in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to perform fully hereunder, including, without limitation, the power to retain all attorneys and accountants of its choice.  The Tax Matters Partner shall give notice to each other Partner of a Partnership audit.  The designation made in this Section 7.5 is hereby expressly agreed to by each Partner as an express condition to becoming a Partner.

7.6           Federal Income Tax Elections.  In the event of a distribution of property to a Partner or the transfer of an interest in the Partnership by sale, exchange, gift or upon the death of a Partner, the General Partner may, in its discretion, cause the Partnership to file an election under Section 754 of the Code in accordance with the Regulations promulgated thereunder to adjust the basis of Partnership property in the manner provided in Sections 734 and 743 of the Code.  All other elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as in its reasonable judgment will be most advantageous to the Partners.

ARTICLE 8

TERM AND DISSOLUTION

8.1           Term.  The term of the Partnership shall commence as of the date of this Agreement and shall continue until termination pursuant to the provisions hereof.

8.2           Events Causing Termination. Except as otherwise provided herein, the Partnership shall be dissolved and shall terminate, and its affairs shall be wound up, upon the occurrence of any of the following:

(a)           the Bankruptcy of the Partnership;

(b)           the determination by a Majority-in-Interest and Partner A that the Partnership should be dissolved;

(c)           the sale or other disposition of all or substantially all of the assets of the Partnership; or

(d)           the death, dissolution, removal, resignation, final adjudication of Bankruptcy or withdrawal of the sole remaining General Partner, provided that any such event shall not constitute an event causing a dissolution and termination if within ninety (90) days either (A) a Super-Majority of the Partners remaining agree in writing to continue the Partnership or (B) Partner A gives notice that it desires to continue the Partnership and nominates a replacement General Partner reasonably acceptable to a Majority-In-Interest of the Partners (an “Action to Continue the Partnership”).

8.3           Actions, Death, etc., of Limited Partners.  No action of or event affecting a Limited Partner shall dissolve or terminate the Partnership.

8.4           Distribution in Case of Termination.  Upon the termination of the Partnership, the General Partner, or upon the removal of the General Partner, such liquidating agent as a Majority-In-Interest may appoint, shall proceed to wind up the affairs of the Partnership, liquidate the assets and apply and distribute the proceeds, unless within ninety (90) days after such event either Super-Majority of the Partners or Partner A take an Action to Continue the Partnership, in the following order of priority:

(a)           To the payment of the debts and liabilities of the Partnership and the expenses of liquidation in the order of priority as provided by law, and to the establishment of any reserves which the General Partner or liquidating agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.  Said reserves may be paid over by the General Partner or liquidating agent to a bank or an attorney-at-law, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partner or liquidating agent shall deem advisable, such reserves shall be distributed to the Partners or their assigns in the order of priority provided in this Section 8.4; and

(b)           To the Partners in an amount equal to the credit balance in each of their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

Liquidation shall be conducted in accordance with Section 1.704-1(b)(2) of the Treasury Regulations and if the General Partner has a deficit Capital Account balance, it shall restore such deficit in accordance with such Section of the Regulations.  Any such deficit shall not be considered a debt owed to the Partnership or to any other person for any purpose whatsoever.  The Partnership shall terminate when all property owned by Partnership shall have been disposed of and the net proceeds, after satisfaction of liabilities to creditors, shall have been distributed among the Partners as aforesaid.  The establishment of any reserves in accordance with the provisions of subsection 8.4(a) shall not have the effect of extending the term of the Partnership.

8.5           Rights of Partners on Liquidation.  Except as otherwise provided in this Agreement, (i) each Partner shall look solely to the assets of the Partnership for the return of his Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership, and (ii) except as set forth in Section 8.4, no Partner shall have priority over any other Partner as to the return of his Capital Contributions, distributions, or allocations.

ARTICLE 9

TRANSFER OF PARTNERSHIP INTERESTS

9.1           Transfer of Interests Generally.

(a)           The Partners shall not have the right to transfer their interests in the Partnership except as otherwise specifically provided in this Agreement or the Put and Call Agreement.  A transfer shall include a voluntary or involuntary sale, exchange, assignment, gift, pledge, hypothecation, or other encumbrance or disposition (hereinafter a “Transfer”).  No transferee of an interest in the Partnership or in this Agreement shall have any rights as a member of the Partnership, unless the Transfer was made in accordance with this Agreement.

(b)           THE OWNERSHIP AND TRANSFERABILITY OF INTERESTS IN THE PARTNERSHIP ARE SUBSTANTIALLY RESTRICTED.  NEITHER RECORD TITLE NOR BENEFICIAL OWNERSHIP OF A PARTNERSHIP INTEREST OF ANY PARTNER MAY BE TRANSFERRED OR ENCUMBERED EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.  THIS PARTNERSHIP IS FORMED BY THOSE WHO KNOW AND TRUST ONE ANOTHER, WHO HAVE SURRENDERED CERTAIN MANAGEMENT RIGHTS, OR WHO WILL HAVE ASSUMED MANAGEMENT RESPONSIBILITY AND RISK BASED UPON THEIR RELATIONSHIP AND TRUST.  CAPITAL IS MATERIAL TO THE BUSINESS AND INVESTMENT OBJECTIVES OF THE PARTNERSHIP.  AN UNAUTHORIZED TRANSFER OF A PARTNER'S INTEREST COULD CREATE A SUBSTANTIAL HARDSHIP TO THE PARTNERSHIP, JEOPARDIZE ITS CAPITAL BASE, AND ADVERSELY AFFECT ITS TAX STRUCTURE.  THE RESTRICTIONS UPON OWNERSHIP AND TRANSFER UNDER THIS ARTICLE 9 ARE NOT INTENDED AS A PENALTY, BUT AS A METHOD TO PROTECT AND PRESERVE EXISTING RELATIONSHIPS BASED UPON TRUST AND THE PARTNERSHIP'S CAPITAL AND ITS FINANCIAL ABILITY TO CONTINUE.  THEREFORE, THE PARTNERS AGREE THAT NO PARTNER SHALL TRANSFER, OR PERMIT TO BE TRANSFERRED, ALL OR ANY PORTION OF HIS RECORD TITLE OR BENEFICIAL INTEREST IN THE PARTNERSHIP WHETHER NOW OR HEREAFTER ACQUIRED, EXCEPT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT OR WITH THE PRIOR WRITTEN CONSENT OF ALL OF THE PARTNERS.

(c)           Any attempted Transfer of any Partnership interest not in accordance with the terms of this Agreement shall be null and void and shall not be reflected on the Partnership’s books; provided, however, that, if the Partnership is required to recognize a Transfer that is not otherwise permitted (or Partner A and a Majority-In-Interest of the Partners elect to recognize a Transfer that is not a permitted Transfer), then, unless the transferee is made a substitute Partner as provided in this Agreement, the interest so Transferred shall be strictly limited to the transferor's rights to distributions and allocations of income, gain, loss, deduction or credit as provided by this Agreement with respect to the Transferred interest, which distributions and allocations may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Partnership.

(d)           Each Partner hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Partnership purposes and the relationship of the Partners.  Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

9.2           Permissible Transfers.  Transfers of interests in the Partnership shall be subject to and made only in accordance with this Article 9, Article 10 and Article 11 and any purported Transfer to the contrary shall be null and void ab initio and shall not be recognized by or binding upon the Partnership.

(a)           Partner A may transfer all or any part of its interest in the Partnership only if the transferee agrees in writing to be bound by this Agreement and the transferred Partnership Interest remains subject to the rights of the Buyer Entities under the Put and Call Agreement; provided that Partner A’s rights under Section 6.4 and the Put and Call Agreement shall terminate unless the Transfer is approved by the General Partner.  For purposes of this Agreement, Partner A shall not be deemed to have transferred any part of its interest in the Partnership pursuant to any sale or transfer involving (i) more than 50% of the outstanding voting power of Partner A; (ii) all or a substantial part of the assets of Partner A; (iii) the merger of Partner A with or into another entity; or (iv) a transaction with an Affiliate of Partner A.

(b)           An Other Partner may Transfer all, or any part of his interest in the Partnership if (i) the Transfer complies with Section 9.5 of this Agreement and the transferee agrees in writing to be bound by this Agreement; or (ii) such Partner shall have first obtained the written consent to such Transfer from the General Partner (and the General Partner shall have complete discretion to approve or disapprove of any such Transfer), and the transferee agrees in writing to be bound by this Agreement; provided, however, that any transfer permitted under (i) or (ii) above shall also comply with Articles 10 or 11, to the extent applicable.

(c)           An Other Partner may Transfer all, or any part of his interest in the Partnership, during life or at death, by sale, gift, bequest or otherwise to (i) his spouse; (ii) his issue; (iii) a trust, partnership or similar entity, if 80% or more of the beneficial interests therein are owned by the Other Partner and/or persons described in clauses (i) or (ii) above; (iv) a corporation, if 80% of the issued and outstanding stock is owned by the Other Partner and/or persons described in clauses (i) or (ii) above; or (v) his estate , if the transferee agrees in writing to be bound by this Agreement, provided, however, that, after the later of the date on which the Other Partner Transferring the interest in the Partnership under this subparagraph (c) ceases to be either employed by any Buyer Entity or serving in an material, advisory role to any Buyer Entity, any person who acquires one or more interests in the Partnership under this subparagraph (c) shall not be entitled to a vote of any kind on any matter (the interest of such person shall not be counted for any purpose when voting on any matter), including, without limitation, any action requiring the approval of a Super-Majority of the Partners under Section 6.5

(d)           A Partner may transfer its Partnership Interest pursuant to Article 11 without complying with Article 9 or 10 and Partner A may transfer its Partnership Interest under Article 10 without complying with Article 9.

9.3           Acquisition of an Interest Conveyed to Another Without Authority.  If any person acquires a Partnership interest or becomes an assignee in violation of the terms of this Agreement, as a result of an order of a court which the Partnership is required by law to recognize, or if a Partner makes an unauthorized transfer or assignment of a Partnership interest in violation of the terms of this Agreement, which the Partnership is required to recognize, including a transfer of a Partner's interest at death, the Partnership shall have the unilateral option to acquire the interest of the transferee or assignee, or any fraction or part thereof, upon the following terms and conditions:

(a)           The Partnership shall have the option to acquire the interest by giving notice to the transferee or assignee of its intent to purchase within ninety (90) days from the date it is finally determined that the Partnership is required to recognize the transfer or assignment.  The transferee or assignee shall sell such interest to the Partnership if the option is exercised upon the terms and conditions set forth herein.  In the case of an impermissible transfer at death, the transferee or assignee shall be deemed to be the decedent's personal representative.

(b)           Unless the Partnership and the transferee or assignee agree otherwise, the purchase price for the Partnership Interest, or any fraction to be acquired by the Partnership, shall be its Fair Market Value, determined as of the last day of the month immediately preceding the month in which notice is delivered.

(c)           Closing of the sale shall occur at the principal office of the Partnership at 10 o'clock a.m. on the first Tuesday of the month following the month in which the Fair Market Value is determined.

(d)           In order to reduce the burden upon the resources of the Partnership, the Partnership shall have the option, to be exercised in writing delivered at closing, to pay its purchase money obligation in sixty (60) equal monthly installments (or the remaining term of the Partnership if less than five (5) years) with interest payable at the applicable federal rate for mid-term obligations published by the United States Treasury Department.  The first installment shall be due and payable on the first day of the month following closing, and subsequent monthly installments, with accrued interest, shall be due and payable on the first day of each succeeding month until the entire amount of the obligations is paid.  The Partnership shall have the right to prepay all or any part of the purchase money obligation at any time without penalty.

9.4           Indemnity.  If a Partner shall, or shall attempt to, sell, assign, transfer, pledge, subject to any security interest, or otherwise dispose of its Partnership interest (except in a transaction permitted hereunder) without compliance with the requirements of this Article 9, such Partner shall indemnify and hold harmless the other Partners and the Partnership against and from any and all liabilities, obligations, costs and expenses the other Partners or the Partnership may incur as a result of such failure.

9.5           Right of First Refusal.  In addition to the other limitations and restrictions set forth in this Article 9, except as permitted by Section 9.2 hereof, no Other Partner shall Transfer all or any portion of its interest in the Partnership (the “Offered Interest”) unless such Partner (the “Selling Partner”) first offers to sell the Offered Interest pursuant to the terms of this Section 9.5.

(a)           No Transfer may be made under this Section 9.5 unless the Selling Partner has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

(b)           Prior to making any Transfer that is subject to the terms of this Section 9.5, in addition to giving the notice required by and otherwise complying with Article 10, the Selling Partner shall give to the Partnership and each Other Partner written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Interest to the Other Partners and to the Partnership (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c)           The Firm Offer shall be irrevocable for a period of time (the “Offer Period”) ending at 11:59 P.M., local time at the Partnership's principal place of business, on the ninetieth day following the day of the Offer Notice.

(d)           At any time during the first sixty (60) days of the Offer Period, any Offeree who is an Other Partner may accept the Firm Offer as to all or any portion of the Offered Interest, by giving written notice of such acceptance to the Selling Partner and the General Partner which notice shall indicate the maximum interests that such Offeree is willing to purchase.  In the event that within the first sixty (60) days of the Offer Period, Offerees (“Accepting Offerees”), in the aggregate, accept the Firm Offer with respect to all of the Offered Interest, the Firm Offer shall be deemed to be accepted and the Selling Partner shall comply with Article 10.  Except as otherwise agreed by the remaining Partners, the right of the Accepting Offerees to purchase the interests covered by the Purchase Offer shall be allocated among the Accepting Offerees in proportion to their relative percentage interests in the Partnership.  At any time after the sixtieth (60) day of the Offer Period, the Partnership may accept the Firm Offer as to any portion of the Offered Interest that has not been previously accepted by giving written notice of such acceptance to the Selling Partner.  In the event that Accepting Offerees, including the Partnership, in the aggregate, accept the Firm Offer with respect to all of the Offered Interest, the Firm Offer shall be deemed to be accepted.  If Offerees do not accept the Firm Offer as to all of the Offered Interest during the Offer Period, the Firm Offer shall be deemed to be rejected in its entirety.

(e)           In the event that the Firm Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer.  The Selling Partner and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this Article 9.  Any further transfer of the Offered Interest in the hands of the Accepting Offerees shall be subject to the restrictions on transfer contained in this Agreement, including without limitation Articles 10 and 11.

(f)           If the Firm Offer is not accepted in the manner herein above provided, the Selling Partner may, subject to compliance with Article 10, sell the Offered Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of interests and are not expressly made inapplicable to sales occurring under this Section 9.5.  In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section 9.5.

9.6           Required Transfers.  An Other Partner (and, in the case of subparagraphs (c) and (d), any Person to which an Other Partner’s Partnership Interest has been transferred under Section 9.2(c)) shall be required to transfer the Partner’s Partnership Interest to the Partnership, or at the option of the General Partner, to the  Other Partners proportionately, or to a new Limited Partner, for the "Purchase Price" (hereafter defined) upon the occurrence of any of the following:

(a)           the entry of any order or decree of court incident to any proceeding for divorce, child support, division of marital property or similar proceeding requiring a transfer of all or any part of the Partner’s Partner Interest;

(b)           attachment or seizure in any legal proceedings of all or any part of the Partner’s Partner Interest or entry of any charging order against a Partner’s Partnership Interest which is not being duly contested by the Partner in good faith;

(c)           a material breach of this Agreement by the Partner;

(d)           in the case of an Employee Partner, the involuntary termination of employment with the Partnership, MXL Operations and/or MXL Leasing.  For purposes of this provision, “involuntary termination” shall be termination of employment due to (i) the employee’s failure, without leave or approval of the Partnership, MXL Operations and/or MXL Leasing, to perform the employee’s duties reasonably assigned, from time to time, to such employee by the Partnership, MXL Operations and/or MXL Leasing, (ii) employee’s fraud, misappropriation, embezzlement, willful misconduct, gross negligence, or any other acts in dereliction of employee’s duties and responsibilities to the Partnership, MXL Operations and/or MXL Leasing; (iii) employee’s conviction of any criminal offense involving dishonesty or moral turpitude; (iv) employee’s willful conduct that exposes the Partnership, MXL Operations and/or MXL Leasing to criminal liability (or significant regulatory action) under the laws of the Commonwealth of Pennsylvania or the United States; (v) employee’s violation of any law, rule or regulation that jeopardizes the business of employer; (vi) employee’s misconduct or negligence that is injurious to the Partnership, MXL Operations and/or MXL Leasing; or (vii) any other cause which would normally and reasonably constitute sufficient cause to terminate the employment of an employee in employee’s job classification.

Upon the occurrence of any of the foregoing events, such transferring Partner's Partnership Interest shall be deemed transferred, and thereafter the Partner or deceased Partner shall no longer be entitled to any of the benefits of being a Partner of the Partnership, and shall be merely a creditor thereof to the extent of the Purchase Price.  The Purchase Price shall be the Fair Market Value of the Partnership Interest, as determined on the last day of the month immediately preceding the occurrence of the applicable event giving rise to the transfer.  The Purchase Price may be paid pursuant to the terms of Section 9.3(e) and closing for the transfer of the Partnership Interest shall occur on the first Tuesday of the month following the month in which the Fair Market Value is determined.

9.7           Restrictions.

(a)           The restrictions of this Article 9 shall not apply to any transfer pursuant to the Put and Call Agreement or Article 11.

(b)           The purchase rights of the Partners under Section 9.5 shall be limited to the non-selling Other Partners; provided that if such Other Partners and the Partnership fail to exercise such rights and Partner A has given written notice of its intent to exercise the rights granted thereunder, Partner A may exercise such rights.

(c)           To the extent that Section 9.6 does not apply, after the later of the date on which an Other Partner ceases to be either employed by any Buyer Entity or serving in a material, advisory role to any Buyer Entity, the Other Partner shall not be entitled to vote of any kind on any matter (the interest of such Other Partner shall not be counted for any purpose when voting on any matter), including, without limitation, any action requiring the approval of a Super-Majority of the Partners under Section 6.5

ARTICLE 10

TAG ALONG RIGHTS

10.1           Notice.  Subject to Section 10.6, prior to the end of the Holding Period, the Other Partners agree that they shall not, directly or indirectly, sell or otherwise dispose of any Partnership Interests of the Partnership unless the terms and conditions of such sale or other disposition shall include an offer to Partner A by the third party purchasing such shares to include, at the option of Partner A, the purchase by said third party of Partner A’s Partnership Interests on the same terms and conditions.  In the event the Other Partners are selling less than all of the Partnership Interests of the Partnership held by them, the obligation to obtain an offer from the third party for Partner A’s Partnership Interests under the previous sentence shall be limited to a percentage of its Partnership Interests equal to the percentage of the total Partnership Interests held by the Other Partners which are being sold or otherwise disposed of to said third party.

10.2           Acceptance.  The Other Partners, or any one or more of them, that intends to accept an offer to sell or otherwise dispose of any of their Partnership Interests under Section 10.1 shall immediately give notice to Partner A.  Such notice shall be accompanied by a true and correct copy of the third party offer which identifies the third party, the Partnership Interests the third party intends to purchase or otherwise acquire from the Other Partners, the price and other terms and conditions of the offer to the Other Partners and a binding commitment from the third party to purchase Partner A’s Partnership Interest to the extent required by Section 10.1 above.  Partner A shall have fifteen (15) Business Days to accept the third party offer with respect to Partner A’s Partnership Interest.   If Partner A accepts the offer, the sale and purchase of Partner A’s Partnership Interest shall take place concurrently with the related sale and purchase by the Other Partners.  If Partner A does not accept the offer within the time limit contained in this Section 10.2, all rights of Partner A to sell its Partnership Interest to the third party shall be deemed to have been waived; provided that said sale or other disposition of Partnership Interests by the Other Partners takes place on the terms set forth in the aforesaid notice within thirty (30) Business Days after the last day on which Partner A could have accepted such third party offer.  In the event the third party shall amend its offer, Partner A shall receive a notice disclosing such amendment and the offer required by Section 10.1 above shall be amended identically and remain open for acceptance for fifteen (15) Business Days from the date notice of such amendment is received by Partner A.

10.3           Closing.  If Partner A shall have accepted the offer of the third party with respect to its Partnership Interest under this Article 10, the sale of its Partnership Interest and the other Partnership Interests being sold by the Other Partners shall take place contemporaneously.  If for any reason, the third party fails or refuses to purchase Partner A’s Partnership Interest to the full extent required to be purchased pursuant hereto, the Other Partners shall not sell or otherwise dispose of any of their Partnership Interests.

10.4           Holding Period.  If one or more of the Other Partners are permitted by this Article 10 to sell some or all of their Partnership Interests, in a transaction which will not cause the Holding Period to end contemporaneously with the consummation of such transaction, the Other Partner(s) may only sell their Partnership Interests if the purchaser(s) thereof agree(s) in writing to be bound by the terms of this Agreement.

10.5           Records.  The Partnership and its transfer agent are hereby authorized and directed to refuse to record on the books of the Partnership or otherwise recognize for any purpose any transfer of any Partnership Interests which does not comply with the terms of this Article 10.

10.6           Limitations.  The provisions of this Article 10 shall not be applicable to a sale or other disposal of any Partnership Interests by the Other Partners (i) to one or more Affiliates (providing that such Affiliates agree to be bound by the terms of this Agreement as an Other Partner), (ii) in a transaction subject to Article 11 below.

ARTICLE 11

REGISTRATION RIGHTS

11.1           Notice.  The Partnership shall notify Partner A at least fifteen (15) Business Days prior to the filing of any registration statement under the Securities Act for a public offering of securities of the Partnership (including, but not limited to, registration statements relating to secondary offerings of securities of the Partnership) and will afford Partner A an opportunity to include in such registration statement all or part of its Partnership Interest.   Such notice shall (i) offer Partner A the opportunity to register such percentage of its Partnership Interest as it may request and (ii) describe such securities and specify the form and manner and other relevant facts involved in such proposed registration (including, without limitation, if known, the price at which such securities are reasonably expected to be sold to the public, whether or not such registration will be in connection with an underwritten offering and, if so, the identity of the managing underwriter, whether such underwritten offering will be pursuant to a “best efforts” or “firm commitment” underwriting, and the amount of the underwriting discount reasonably expected to be incurred in connection therewith).  If Partner A desires to include in any such registration statement all or part of its Partnership Interests, it shall, within fifteen (15) Business Days after receipt of the above-described notice from the Partnership, so notify the Partnership in writing.  Such notice shall state the percentage of its Partnership Interest which Partner A requests to be included in such registration and its intended method of disposition of its Partnership Interest.  If Partner A decides not to include all of its Partnership Interest in any registration statement filed by the Partnership, it shall nevertheless continue to have the right to include any of its Partnership Interest in any subsequent registration statement or registration statements as may be filed by the Partnership, all upon the terms and conditions set forth herein and the rights contained in the Put and Call Agreement and Article 10 shall continue to apply with respect to any Partnership Interest continued to be held by Partner A.

11.2           Underwritten Offering.  If the registration statement under which Partner A gives notice under this Article 11 is for an underwritten offering, Partner A’s right to be included in a registration pursuant to this Article 11 shall be conditioned upon its participation in the underwriting and its entering into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Partnership. Notwithstanding any other provision of this Article 11, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten (including the Partner A’s Partnership Interest), then the Partnership shall so advise Partner A, and the number of securities that may be included in the underwriting shall be allocated on a pro rata basis based on the total percentage of Partnership Interests requested to be sold by Partner A and the total percentage of the Partnership Interests requested to be sold by the Partnership and the Other Partners.  If Partner A disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Partnership and the underwriter, delivered at least 10 Business Days prior to the effective date of the registration statement. Any of its Partnership Interest excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

11.3           Termination.  The Partnership shall have the right to terminate or withdraw any registration initiated by it under this Article 11 prior to the effectiveness of such registration whether or not Partner A has elected to include securities in such registration.

11.4           Expenses.  All expenses incurred in connection with any registration pursuant to Article 11 shall be borne by the Partnership, except Selling Expenses, which shall be borne by the holders of the securities so registered pro rata on the basis of the percentage of Partnership Interests so registered.

11.5           Registration.  Whenever registering any Partnership Interests, the Partnership shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Partnership Interests and use its commercially reasonable efforts to cause such registration statement to become effective.

(b) Prepare and file with the SEC such amendments (including post-effective amendments and supplemental opinions of counsel, if required) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for a commercially reasonable period.

(c) Use its commercially reasonable efforts to register and qualify the Partnership Interests covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as Partner A shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable Partner A to consummate the disposition of its Partnership Interests in such jurisdictions.

(d) Notify Partner A, at any time when a prospectus relating to the Partnership Interests is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(e) Within a reasonable time before each filing of the registration statement or any amendment or supplement thereto with the SEC, furnish to Partner A’s counsel copies of such documents proposed to be filed, which documents shall be subject to the reasonable approval of such counsel, and further to provide such counsel any financial or other records as shall be necessary for such counsel to assist Partner A in exercising its due diligence with respect to the contents of the registration statement.

(f) Use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a registration statement and, if one is issued, immediately notify Partner A of the receipt of such notice and use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

(g) Otherwise use its commercially reasonable efforts to cooperate with the SEC and other regulatory agencies and take all reasonable actions and execute and deliver or cause to be executed and delivered all documents reasonably necessary to effect the registration of any securities under this Agreement.

(h) Provide a transfer agent and registrar for all Partnership Interests not later than the effective date of such registration statement.

(i) If such registration involves an underwritten offering, obtain and furnish a comfort letter, dated the effective date of such registration statement, and the date of the closing under the underwriting agreement, signed by the Partnership’s independent public accountants and addressed to Partner A, in customary form and covering such matters as are customarily covered by comfort letters by independent public accountants in such public offerings and such other financial matters as Partner A may reasonably request.

(j) If such registration involves an underwritten offering, furnish a legal opinion of the Partnership’s counsel, dated the date of the closing under the underwriting agreement and addressed to Partner A, with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and other documents relating thereto, in customary form and covering such matters as are customarily covered by legal opinions of issuers’ counsel in such public offerings.

(k) During the period when a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

11.6           Condition Precedent.  It shall be a condition precedent to the obligations of the Partnership to take any action pursuant to Article 11 that Partner A shall furnish to the Partnership such information regarding Partner A and its Partnership Interests as shall be required to effect the registration of its Partnership Interests.

11.7           Violations.  If Partner A’s Partnership Interests are included in a registration statement under this Article 11:

(a) To the extent permitted by law, the Partnership will indemnify and hold harmless Partner A, and its officers, directors, employees and agents, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions, or violations (collectively a “Violation”) by the Partnership: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any Violation or alleged Violation by the Partnership of the Securities Act, the Exchange Act, or any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law in connection with the offering covered by such registration statement; and, subject to subsection (c) below, the Partnership will pay as incurred by Partner A, its officers, directors, employees or agents any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action.

(b) To the extent permitted by law, Partner A will, if its Partnership Interest is included in the securities as to which such registration is being effected, indemnify and hold harmless the Partnership, and its general partner, officers, directors, employees and agents, if any, who control the Partnership within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (joint or several) to which the Partnership or any such person may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Partner A specifically for use in connection with such registration; and, subject to subsection (c) below, Partner A will pay as incurred any legal or other expenses reasonably incurred by the Partnership or any such person in connection with investigating or defending any such loss, claim, damage, liability, or action if it is judicially determined that there was such a Violation; provided that in no event shall any indemnity obligation of Partner A under this subsection (b) exceed the net proceeds received by Partner A from the sale of its Partnership Interests pursuant to such registration statement.

(c) Promptly after receipt by an indemnified party under this Section 11.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 11.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 11.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 11.7.

(d) If the indemnification provided for in this Section 11.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages, or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage, or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by Partner A hereunder exceed the net proceeds from the offering received by Partner A. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 11.7(e) were determined by pro rata allocation or any other method of allocation which does not take into account the equitable consideration referred to in this subsection (d).

(e) The obligations of the Partnership and Partner A under this Section 11.7 shall survive completion of any offering of any Partnership Interest in a registration statement and the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

ARTICLE 12

REMOVAL, RESIGNATION OF GENERAL PARTNER,
SUCCESSOR GENERAL PARTNER

12.1           Involuntary Removal of a General Partner.

(a)           The General Partner shall automatically be deemed to have been removed as General Partner without action by the other Partners if the General Partner dissolves or a final adjudication of Bankruptcy is rendered against the General Partner.

(b)           The General Partner may be removed by the action of at least a Super-Majority of the Partners only for specified conduct constituting gross negligence or willful misconduct, and such action shall effectuate the removal of such General Partner until such time as a court of competent jurisdiction shall determine that such specified conduct did not constitute gross negligence or willful misconduct.

(c)           The interest of a General Partner who is removed shall be treated as provided in Section 12.4 hereof.

12.2           Resignation of a General Partner.  The General Partner may resign from its duties and obligations as a General Partner at any time; however, the General Partner may not withdraw from the Partnership and hereby expressly covenants and agrees not to withdraw.  Any Partnership interest retained by the resigning general Partner after its resignation shall be treated as provided in Section 12.4.

12.3           Sole Remaining General Partner.  The removal or resignation under Sections 12.1 and 12.2 of the sole remaining General Partner shall cause the dissolution and liquidation of the Partnership, unless within ninety (90) days of such event, a Super-Majority of the Partners remaining agree in writing to continue the business of the Partnership and a replacement General Partner is substituted or Partner A takes Action to Continue the Partnership.  A General Partner who resigns and causes a dissolution, or who withdraws, shall be liable for damages under state law.

12.4           Status of Former General Partner.  The Partnership Interest owned by a General Partner who involuntarily withdraws as provided in Section 12.1 or resigns as provided in Section 12.2, which is not sold or otherwise transferred shall be converted to a Limited Partner interest and the former General Partner (or its representative or trustee) shall have the same rights and obligations of a Limited Partner.

ARTICLE 13

GENERAL PROVISIONS

13.1           Power of Attorney. To facilitate the simple operation of the Partnership’s business and to avoid frustration of the purposes of the Partnership by Limited Partners refusing to cooperate to enforce this Agreement, the Limited Partners hereby make, constitute and appoint the General Partner and any additional or successor general partner, as the agent and attorney-in-fact for each Partner with power and authority to act in their names and on their behalf in the execution of documents and, where necessary or appropriate, acknowledgment and filing of documents including, without limitation, this Agreement and the Certificate, including all amendments duly adopted thereto; any other document or instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency or which the General Partner otherwise deems it advisable to file; any document or agreement which the General Partner may enter into on behalf of the Partnership which the General Partner deems advisable in accordance with the authority of the General Partner as provided in this Agreement; any documents which may be required to effect the continuation of the Partnership, the admission of an additional or substituted Partner, or the dissolution and termination of the Partnership, provided such continuation, admission, or dissolution and termination are in accordance with the terms of this Agreement; any documents required to obtain or settle any loan; any documents which may be required to transfer any Partnership assets; and to do any and all other acts on behalf of such Partners as are consistent with the terms of this Agreement.  This power of attorney is coupled with an interest, is irrevocable and survives a Partner’s incompetency.  Further, this power of attorney may be exercised by the General Partner or any other duly appointed agent by a facsimile signature or by listing all of the Limited Partners executing the instrument with a signature of the General Partner or other agent as the attorney-in-fact for all of them and survives the assignment of a Partner’s interest and empowers the General Partner to act to the same extent for such assignee.  Notwithstanding the foregoing, the General Partner shall not be authorized to exercise any authority under this Section 13.1 without the consent of the Limited Partners and/or Partner A to the extent that such consent is required by this Agreement or to the extent such exercise of authority could reasonably result in personal liability for any such Partner.

13.2           Binding Effect and Benefit of This Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, as the case may be.

13.3           Certificates, etc.  At the expense of the Partnership, the Partners shall promptly have prepared, executed and filed or recorded all legally required fictitious name or other applications, registrations, publications, certificates and affidavits for filing with the proper governmental authorities and have arranged for the proper advertisement, publication and filing of record thereof.

13.4           Notices, etc.  Except as otherwise expressly provided herein, all notices which are required or contemplated by this Agreement shall be in writing.  Delivery of such notices shall be deemed to be made when the same are either personally served upon the person entitled thereto or sent by telecopy (fax) to such person (with receipt acknowledged by the person receiving such telecopy) or three (3) days after being deposited in the mails, by certified or registered mail, with postage prepaid, addressed to such person at its mailing address as shown on the records of the Partnership as changed by notice to parties hereto in accordance herewith.

13.5           Integration; Termination.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, writings, documents, instruments, information memoranda, etc.  No termination, revocation or waiver of this Agreement shall be binding unless in writing and signed by the General Partner, a Super-Majority of the Limited Partners and, where required, Partner A.  Any amendment executed by the General Partner, a Super-Majority of the Limited Partners and, where required, Partner A shall be binding on all Partners.

13.6           Interpretation.  This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its choice of laws or conflicts of laws provisions, but shall not be construed against the drafter of this Agreement.  As used in this Agreement, the masculine gender shall include the feminine or neuter gender and the plural shall include the singular wherever appropriate.  The titles of the Articles and Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.  The word “including” is intended to be used in its most expansive understanding, is not exclusive of any other possibility, notwithstanding any contrary interpretation of statute or common law, and shall be construed to mean “including, without limitation.”

13.7           Counterparts.  The parties hereto may execute this Agreement and any document from time to time executed in connection herewith in any number of counterparts, and by facsimile or electronic transmission, each of which, when executed and delivered, shall be an original; but all such counterparts shall constitute one and the same instrument.

13.8           Severability of Provisions.  Each provision of this Agreement shall be considered severable.  If for any reason any provision or provisions hereof are determined to be illegal or invalid, such illegality or invalidity shall not impair the operation of or affect those portions of this Agreement that are valid and this Agreement shall be construed in all respects as if such invalid or illegal provision was omitted.

13.9           Calculations and Computations.  All calculations and computations required or contemplated hereunder shall be performed by the Partnership’s independent public accountants, whose determinations absent manifest error shall be conclusive and binding on all parties.

13.10         Matters Relating to Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its principles of choice of laws or conflict of laws.  The Partnership and each Partner each agree that the venue for any dispute arising between the parties regarding this Agreement shall be binding arbitration conducted by the American Arbitration Association (AAA) in Philadelphia, Pennsylvania in accordance with the Commercial Arbitration rules of the American Arbitration Association.  All disputes between the parties hereto shall be determined solely and exclusively by arbitration in accordance with the Commercial Rules then in effect of the American Arbitration Association, or any successors hereto, in Philadelphia, Pennsylvania, unless the parties otherwise agree in writing.  The parties shall jointly select an arbitrator.  In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select a party arbitrator within (7) days and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party through their party arbitrator fails to select an arbitrator within seven (7) days, or the parties through their party arbitrator fail to agree upon a sole arbitrator within seven (7) days of appointment, such arbitrator shall be selected by the AAA upon application of either party.  Judgment upon the award of the agreed upon arbitrator or the arbitrator selected by the AAA, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.  EACH PARTY HEREBY WAIVES THE RIGHT TO SUBMIT ANY DISPUTE, CLAIM OR CAUSE OF ACTION THAT IT MAY HAVE AGAINST THE OTHER PARTY UNDER THIS AGREEMENT TO A PUBLIC TRIBUNAL FOR JURY OR NON-JURY TRIAL, PROVIDED THAT JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth at the head hereof.

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ATTEST/WITNESS:			GENERAL PARTNER:

MXL GP, LP

/s/ Ted Brubaker		By:	/s/ James A. Eberle
James A. Eberle, authorized manager

LIMITED PARTNERS:

/s/ Ted rubaker			/s/ James A. Eberle
James A. Eberle

/s/ Ted Brubaker			/s/ Matthew B. Bess
Matthew B. Bess

/s/ Ted Brubaker			/s/ Lawrence R. Swonger
Lawrence R. Swonger

/s/ Ted Brubaker			/s/ Manuel Rodriguez
Manuel Rodriguez

/s/ Ted Brubaker			/s/ Sean R. Bitts
Sean R. Bitts

/s/ Ted Brubaker			/s/ Jude D. Krady
Jude D. Krady

Finley Holdings, LLC

/s/ illegible		By:	/s/ Jerome Feldman

MXL Industries, Inc.

By:	/s/ Stacey Sabo	By:	/s/ John C. Belknap

The following schedule to the Limited Partnership Agreement of MXL Realty, LP is omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K:

Schedule A, listing the general and limited partners of MXL Realty, LP and their percentage partnership interests therein

The registrant agrees to furnish supplementally a copy of the omitted schedule to the Securities and Exchange ommission upon request.